Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2011 (except for Note 4 to the consolidated financial statements of China Information Technology, Inc. appearing in the Company’s Annual Report on Form 10-K, which is as of March 7, 2012), relating to the consolidated financial statements of China Information Technology, Inc. for the fiscal year ended December 31, 2010, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO Limited

BDO Limited
Hong Kong

June 20, 2012